Exhibit 10.3

EMPLOYMENT AGREEMENT

This Agreement is entered into as of September 1, 2023 (the “Effective Date”) by and between Albany International Corp. (the "Company") and Gunnar Kleveland ("Executive").

1. Duties and Scope of Employment.

(a) Positions and Duties. Commencing on the Effective Date, Executive will serve as President and Chief Executive Officer of the Company, reporting to the Company's Board of Directors (the "Board"). The period during which Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term." During the Employment Term, Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as may be assigned to him by the Board. Executive shall be based at the Company's headquarters in Rochester, New Hampshire, or such other place, as may be reasonably requested by the Company.

Executive shall be nominated for election to the Board such that his nomination shall be voted on by the shareholders of the Company at the first annual shareholder’s meeting following the Effective Date.

(b) Obligations. During the Employment Term, Executive will devote Executive's full business efforts to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability. For the first three years of the Employment Term, Executive agrees not to serve as a director for any for-profit entity or organization or actively engage in any employment, occupation, or consulting activity, and thereafter only to do so with the mutual consent of the Board; provided, however, that Executive may at any time, without the approval of the Board, (i) serve in any capacity with any civic, educational, or charitable organization and (ii) manage his personal investments; in each case, provided such services do not interfere with Executive's obligations to the Company.

2. Term of Agreement; At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that, subject to the provisions of Sections 5 and 6 of this Agreement, Executive's employment relationship with the Company may be terminated at any time, upon written notice to the other party, with or without good cause, at the option either of the Company or Executive.

3. Compensation.

(a) Base Salary. Commencing on the Effective Date, the Company will pay Executive an annual salary of $900,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to standard and customary withholdings. Executive's salary will be subject to review by the Compensation Committee of the Board, or any successor thereto (the "Committee"), at least annually, and adjustments will be made in the discretion of the Committee.

(b) Annual Bonus. Executive will be granted an Annual Performance Period (“APP”) award for service performed in 2023 under the Company's 2023 Incentive Plan, to be determined and paid in cash during early 2024. Under this award, Executive will be entitled to receive between 0% and 200% of his target award, based on performance goal attainment during 2023. Executive’s 2023 APP target award amount will be equal to100% of his actual 2023 Base Salary, pro-rated for the portion of the year during which he is actually employed. (For example, as the Effective Date is September 1, 2023, the target amount would be $900,000 x 4/12, or $300,000). The Compensation Committee of the Company's Board of Directors has determined that the 2023 APP award goal for senior management, including Executive, will determined based upon (1) achievement of a specified level of Company Adjusted EBITDA, (2) achievement of a specified Total Recordable Incident Rate, (3) the avoidance of significant deficiencies or material weaknesses in the Company’s financial controls and (4) the lack of medium or high findings, or the timely remediation of any such findings identified in the Company’s internal audit reports, all according to differing weighting, as more fully described in the award agreements. The Committee retains the right to exercise its discretion, after the end of 2023, as in prior years, to determine to what extent the APP awards Executive and the other executive officers have been earned and reserves the right to take individual performance factors into account, and to employ subjective and objective criteria. (The other terms of this award shall be as specified in the 2023 Annual Performance Award Agreement). Executive will be eligible in 2024 and thereafter to participate in the 2024 APP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms. Target bonuses in future periods will be at the discretion of the Compensation Committee.

(c) Long Term Incentive – Performance Shares. Executive will be granted a Multi-year Performance Period (“MPP”) award for service performed in 2023, 2024 and 2025 under the Company's 2023 Incentive Plan, to be determined and paid in equity during early 2026. Under this award, Executive will be granted performance shares and be entitled to receive between 0% and 200% of his target award, based on performance goal attainment during the three-year performance period. Executive’s 2023 MPP target award will be a share amount with a grant date value equal to 100% of his 2023 Base Salary, pro-rated for the portion of the performance period during which he is actually employed. The Compensation Committee of the Company's Board of Directors has determined that the 2023 MPP award goal for senior management, including Executive, will be a specified level of Company Aggregate Adjusted EBITDA (as defined in the award agreements). The Committee retains the right to exercise its discretion, after the end of 2025, as in prior years, to determine to what extent the MPP awards Executive and the other executive officers have been earned and reserves the right to take individual performance factors into account, and to employ subjective and objective criteria. (The other terms of this award shall be as specified in the 2023 Multi-year Performance Award Agreement). Executive will be eligible in 2024 and thereafter to participate in the 2024 MPP award or any other long term executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms. Target bonuses in future periods will be at the discretion of the Compensation Committee.

(d) Long Term Incentive - Restricted Stock. Executive will receive, as of the Effective Date, a grant of restricted stock units under the Company's 2023 Incentive Plan having a grant date value equal to 100% of his 2023 Base Salary, pro-rated for the portion of the three-year performance period during which he is actually employed. The grant shall vest and be paid out in shares ratably on March 1, 2024, 2025 and 2026. Executive will be eligible in 2024 and thereafter to participate in the 2024 restricted stock award or any other long term executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms. Target bonuses in future periods will be at the discretion of the Compensation Committee.

(e) Executive will receive, as of the Effective Date, a one-time, sign-on grant of restricted stock units under the Company's 2023 Incentive Plan having a grant date value equal to $1.9 million. The grant shall vest and be paid out in shares ratably on March 1, 2024, 2025 and 2026, provided he is still employed with the Company as of those dates.

(f) Executive acknowledges that he has been advised that the share ownership guidelines adopted by the Company for its CEO requires that he is expected to own and hold shares of the Company's Common Stock equal in value to five times his then current base salary and that while there is no deadline by which this target must be attained, that at any time that the value of his holdings is less than this target, he will be expected to retain, in addition to all shares already owned, (1) all shares acquired upon the exercise of any stock options, and (2) all shares received upon a distribution of shares pursuant to the terms of any Restricted Stock Unit or Performance Award (in each case, net of shares used, if any, to satisfy the exercise price, taxes, or commissions).

(g) Relocation. Executive shall relocate to Rochester, New Hampshire area no later than September 1, 2024. Executive shall be reimbursed for temporary housing expenses and shall be entitled to such other relocation benefits as provided for pursuant to the Company's Executive Relocation Policy, (i.e., Level 3) a copy of which has been provided to the Executive. Provided such expenses are incurred in compliance with the Company’s travel and expense policy, the Company will pay or reimburse Executive for all flight expenses incurred prior to September 1, 2024 for travel from any Company work location to Augusta, GA, travel from Augusta, GA to any Company work location, and travel from any Company work location to any other Company work location through Augusta, GA. The Company will provide tax assistance (gross-up) to Executive on all such expenses for travel to, from, or through Augusta, GA that are personal to Executive or will appear as income on Executive's Form W-2.

4. Employee Benefits and Policies. Executive will be entitled to 3 weeks of vacation with pay during the remainder of 2023, and thereafter will be entitled to four weeks of vacation per calendar year, unless the Company's then-current vacation policy applicable to executive officers provides for a greater period. In addition, Executive will be eligible to participate in all of the Company's employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company (including, without limitation, 401(k), health care, vision, dental, life insurance and disability), subject to eligibility and otherwise on such terms and as such plans, policies, and arrangements may exist from time to time.

5. Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) all unpaid Base Salary accrued to the effective date of termination, (b) unpaid but earned short-term or long-term cash bonuses, all unpaid but vested performance stock awards, all unpaid but vested portions of restricted stock units grants, subject to the terms of the applicable bonus plan, agreement or arrangement, (c) all benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies or arrangements applicable to Executive, (d) all unreimbursed business expenses incurred prior to termination and required to be reimbursed to Executive pursuant to the Company's policy, and (e) all rights to indemnification to which Executive may be entitled under the Company's Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable. In addition, if the termination is a “Qualifying Termination” (as defined in Section 6), Executive will be entitled to the amounts and benefits specified in Section 6.

6. Severance. If Executive's employment is terminated pursuant to a Qualifying Termination, Executive will receive an amount equal to twice the Base Salary plus twice the APP award target or other annual cash incentive target of Executive at the time of termination, payable in 24 substantially equal monthly installments (the “Severance Amount”). Executive's right to receive the Severance Amount is contingent upon Executive's continuing compliance with the provisions of Sections 8, 9 and 10 of this Agreement and subject to the Executive having executed and delivered to the Company an effective release of any and all claims in such form as is reasonably acceptable to the Company. Executive will not be required to mitigate the amount of payments under this Section 6, nor will any earnings that Executive may receive from any other source reduce any the Severance Amount. For purposes of this Agreement,

(a) “Qualifying Termination” shall mean (i) an involuntary termination of Executive’s employment by the Company without Cause, or (ii) a termination of Executive’s employment by Executive for Good Cause.

(b) “involuntary termination of Executive’s employment by the Company without Cause" shall not include termination as the result of death or Disability.

(c) "Cause" shall be deemed to exist upon any of the following, determined by a majority of the members of the Board in its sole discretion: (i) the indictment of Executive for, or the entry of a plea of guilty or nolo contendere by Executive to, a felony charge or any crime involving moral turpitude; (ii) Unlawful conduct on the part of Executive that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of Executive’s duties as determined by the Board in its sole discretion; (iii) Executive’s willful misconduct in connection with his duties or willful failure to use reasonable effort to perform substantially his responsibilities in the best interest of the Company (including, without limitation, breach by the Executive of this Agreement), except in cases involving Executive’s mental or physical incapacity or disability; (iv) Executive’s willful violation of the Company’s Business Ethics Policy, Code of Ethics or any other Company policy that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of Executive’s duties as determined by the Board in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by Executive; (vi) Executive undertaking a position or any activity in or in furtherance of competition with Company during the Employment Term; (vii) Executive having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties; or (viii) Executive having wrongfully and substantially enriched himself at the expense of the Company.

(d) "Disability" shall be deemed to exist if (i) by reason of mental or physical illness the Executive has not performed his or her duties for a period of six consecutive months; and (ii) the Executive does not return to the performance of his duties within thirty days after written notice is given by Company that the Executive has been determined by the Board of Directors to be "Disabled" under the Company's long term disability policy.

(e) “Good Cause” shall mean a termination of Executive’s employment by Executive, as a consequence of , and following: (i) a material adverse change in Executive’s authority and responsibilities without Executive’s consent, (ii) a material reduction in Executive’s compensation, not proportionally and similarly affecting other senior executives, without Executive’s consent, (iii) the failure of the Company or any successor to fully honor the terms of any contractual agreements with Executive, or (iv) a Change in Control; provided, that, in the case (i), (ii) or (iii) , Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Cause within 90 days of the event or events constituting Good Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Cause, and the Company shall not have cured such circumstances within 30 days following receipt of such notice.

(f) ) "Change in Control" shall be deemed to have occurred if (i) there is a change of ownership of the Company as a result of one person, or more than one person acting as a group, acquiring ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided, however, that the acquisition of additional stock by a person or group who already owns 50% of the total fair market value or total voting power of the stock of the Company shall not be considered a Change in Control; (ii) notwithstanding that the Company has not undergone a change in ownership as described in subsection (i) above, there is a change in the effective control of the Company as a result of either (a) one person, or more than one person, acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Common, or (b) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, provided, however, that in either case the acquisition of additional control by a person or group who already is considered to effectively control the Company shall not be considered to a Change in Control; (iii) there is a change in ownership of a substantial portion of the Company's assets as a result of one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) assets from the Company (A) constituting substantially all the assets of either of the Company’s two business units, or (B) that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; or (iv) the sale, spinoff, or other disposition of either of the Company’s two business units, provided, however, that there is no Change in Control if the transfer of assets is to the shareholders of the Company or an entity controlled by the shareholders of the Company.

7.    Internal Revenue Code Section 280G. In the event that the benefits provided for in this Agreement, when aggregated with any other payments or benefits or to be received by Executive (the “Aggregate Benefits”), would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s Aggregate Benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent as would result in no portion of such Aggregate Benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis of the greatest amount of Aggregate Benefits, notwithstanding that all or some portion of such Aggregate Benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this paragraph will be made in writing by an independent certified public accounting firm engaged by the Company (the “Accounting Firm”) whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this paragraph. To the extent any reduction in Aggregate Benefits is required by this paragraph, the Company and Executive shall cooperate so that the reduction results in Executive retaining the maximum amount of the Aggregate Benefits.

8. Confidential Information. Executive agrees that all aspects of the Company's business, products, prospects, plans and strategies that have not been    publicly disclosed, including, but not limited to, the identities, needs and preferences of its customers, internal business operations and pricing    information, manufacturing know-how, technical attributes of products, annual or strategic business plans or analyses, and any and all other trade secrets (collectively, "Confidential Information"), are confidential and secret, shall be maintained in confidence and not disclosed to any third party, and shall remain the exclusive property of the Company. Any Confidential Information may be used or disclosed by the Executive solely to discharge his obligations hereunder, and shall not be used or disclosed for any other purpose, including, without limitation, for any purpose whatsoever following termination of Executive's employment. All Confidential Information in tangible form that is provided to the Executive shall be returned by the Executive to the Company within 30 days of any termination of employment, together with a statement certifying: (1) that Executive has returned all Confidential Information in his possession, (2) that Executive has at all times maintained the confidential nature of the Confidential Information, and (3) that Executive confirms his continuing obligations of confidentiality under this Agreement following such termination.

9. Non-disparagement. During the Employment Term, and thereafter, Executive will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Company, its shareholders, directors or its officers. The foregoing restriction will not apply to any truthful statements made in response to a valid subpoena or other compulsory legal process.

10. Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the Company’s business. Accordingly, Executive agrees as follows:

A.That for a period of twenty-four (24) months following the termination of his employment with the Company for any reason, whether on his own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business, organization, entity or enterprise whatsoever (“Person”), Executive shall not directly or indirectly:

(i)     operate a Competitive Business;
(ii)     enter into the employ of, or render any services to, any Person in respect of any Competitive Business;
(iii)acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that in no event shall ownership of less than 2% of the outstanding capital stock of any corporation, in and of itself, be deemed a violation of this Release if such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market; or
(iv)interfere with, or attempt to interfere with, any business relationships between Albany or any of its subsidiaries or affiliates and their customers, clients, suppliers or investors; and

B.That for a period of twenty-four (24) months following the termination of his employment with the Company for any reason, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business, organization, entity or enterprise whatsoever, Executive shall not directly or indirectly:

(i)     solicit or encourage any employee of the Company or any of its subsidiaries or affiliates to leave the employment of the Company or any of its subsidiaries or affiliates; or

(ii)     hire any such employee who was employed by the Company or any of its subsidiaries or affiliates as of the date of such termination or, if later, within the six-months before the date the person was hired by Executive.
Executive understands that the Company will have the right to seek injunctive relief in the event that Executive violates this paragraph 10 because the harm caused by such violation will be irreparable and difficult to calculate in terms of monetary damages.
For the purposes of this paragraph 10, a Competitive Business is any person or entity that manufactures or sells (a) papermachine clothing or belts used in the manufacture or paper, nonwovens or fiber cement, or (b) advanced composite materials, structures or components for use in defense, aerospace or automotive applications.

11.    Blue Pencil Doctrine. It is expressly understood and agreed by Executive that although Executive considers the restrictions in this Agreement to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable.

12. Board Membership. Upon the termination of Executive's employment for any reason, Executive will be deemed to have resigned from any seat on the Board (and from any seats on the boards, and from any offices, of subsidiaries) held at such time, voluntarily, without any further required action by the Executive, as of the end of the Employment Term. Executive, at the Board's request, will execute any documents necessary to reflect his resignation.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of
Executive's right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Board
Albany International Corp.
218 Airport Drive
Rochester, NH 03867

If to the Executive:

at the last residential address known by the Company. In addition, the Company shall make a reasonable effort to fax or e-mail such notice to Executive at his most recent personal fax number or e-mail address, with a copy to Executive's lawyer by the same method, to the extent known to the Company.

15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in New York, New York under the American Arbitration Association's National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereto agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement.

17. Integration. This Agreement, together with the Exhibit, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that is signed by duly authorized representatives of the parties hereto, provided that any benefits or compensation provided to Executive pursuant to the terms of any plan, program, policy, or arrangement may be amended or terminated by the Company at any time, in accordance with the terms of such plan, program, policy or arrangement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.
Executive acknowledges that Executive is not subject to any contract, obligation or understanding (whether written or not) that would in any way restrict the performance of Executive's duties as set forth in this Agreement.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Survival. The Company's and Executive's obligations under Section 6 and, to the extent provided in Section 6, the Executive's obligations under Sections 9 and 10, will survive the termination of this Agreement.

20. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any provisions thereof relating to conflict of laws.

23. Certain Acknowledgment. Executive acknowledges that he has had the opportunity to obtain legal advice with respect to this Agreement, has had sufficient time to read, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement. Executive represents that he has no other employment or other agreement, arrangements or undertakings that might restrict or impair his performance of this Agreement or to serve as an employee of the Company. Executive will not in connection with his employment by the Company, use or disclose any confidential, trade secret, or other proprietary information of any previous employer or other Person that Executive is not lawfully entitled to disclose.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

25. Certain Disclosures to Governmental Agencies and Others. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit Executive from making reports of possible violations of federal law or regulation (even if Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, Executive is not authorized (and the above should not be read as permitting Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ALBANY INTERNATIONAL CORP.

By:____________________________________            Date:
Name

Title

EXECUTIVE

_______________________________________ Date:
Gunnar Kleveland